INDEPENDENT AUDITORS' CONSENT
The  Board  of  Directors
New  Brunswick  Scientific  Co.,  Inc.:
We consent to incorporation by reference in the registration statements (No. 33-70452, No. 333-06029, No. 33-16024, No. 333-69202, No. 333-69206 and No.
333-69208) on Form S-8 of New Brunswick Scientific Co., Inc. of our report dated February 11, 2002, except for the third paragraph of note 6, which is as of March 15, 2002, relating to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2001, and related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of New Brunswick Scientific Co., Inc.

/s/  KPMG  LLP


Short  Hills,  New  Jersey
March  22,,  2002